REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of Ecological, LLC
New York, New York

We have audited the accompanying balance sheet of Ecological, LLC (the “Company”) as of December 28, 2012, and the related statement of operations, changes in members’ equity, and cash flows for the period January 1, 2012 through December 28, 2012.  The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 28, 2012, and the results of its operations and its cash flows for the period January 1, 2012 through December 28, 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying balance sheet of the Company as of December 31, 2011, and the related statements of operations, changes in member’s equity, and cash flows for the year then ended were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

/s/ Cherry Bekaert LLP

Charlotte, North Carolina
March 5, 2013

ECOLOGICAL, LLC
Balance Sheets
December 28, 2012 and December 31, 2011

	2012	2011
		(unaudited)
ASSETS

Current assets:
Cash	$23,008	$70,304
Accounts receivable, net	122,811	45,538
Costs and estimated earnings in excess of billings on uncompleted contracts	124,028	17,250
Prepaid expenses	5,640	-

Total current assets	275,487	133,092

Property and equipment, net	66,777	90,734

Other assets:
Security deposits	29,530	29,530

Total other assets	29,530	29,530

Total assets	$371,794	$253,356

LIABILITIES AND MEMBERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$6,797	$96,865
Accrued rent	61,402	70,037
Billings in excess of costs and estimated earnings on uncompleted contracts	14,629	48,423
Accrued payroll	174,484	31,638
Payroll related liabilities	56,721	3,722
Employee benefits payable	50,625	51,699
Loans payable - related parties	-	2,024,449

Total current liabilities	364,658	2,326,833

Total liabilities	364,658	2,326,833

Commitments and contingencies

Members' equity (deficit):
141.9 Class A Units as of December 28, 2012 and December 31, 2011	7,136	(2,073,477)

Total liabilities and members' equity (deficit)	$371,794	$253,356

See accompanying notes to financial statements.

ECOLOGICAL, LLC
Statements of Operations
For the Period January 1, 2012 through December 28, 2012 and the Year ended December 31, 2011

	2012	2011
		(unaudited)

Net revenues	$900,282	$432,153

Operating expenses:
Cost of revenues	$428,215	$204,940
Selling, general and administrative	2,182,175	2,334,170
Depreciation and amortization	23,957	18,245

Total operating expenses	2,634,347	2,557,355

Loss from operations	(1,734,065)	(2,125,202)

Other income (expense):
Interest expense, net	(290,163)	(110,943)

Net loss	$(2,024,228)	$(2,236,145)

See accompanying notes to financial statements.

ECOLOGICAL LLC
Statements of Changes in Members' Equity (Deficit)
For the Period January 1, 2012 through December 28, 2012 and the Year ended December 31, 2011

				Total
	Class A	Members'	Accumulated	members'
	units	investment	deficit	equity (deficit)

Balance at December 31, 2010 (unaudited)	141.9	$3,000,000	$(3,837,332)	$(837,332)

Cash contributions by members (unaudited)	-	1,000,000	-	1,000,000

Net loss for the year ended December 31, 2011 (unaudited)	-	-	(2,236,145)	(2,236,145)

Balance, December 31, 2011 (unaudited)	141.9	4,000,000	(6,073,477)	(2,073,477)

Conversion of loans payable - related parties to equity	-	4,104,841	-	4,104,841

Net loss for the period January 1, 2012 through December 28, 2012	-	-	(2,024,228)	(2,024,228)

Balance, December 28, 2012	141.9	$8,104,841	$(8,097,705)	$7,136

See accompanying notes to financial statements.

ECOLOGICAL, LLC
Statement of Cash Flows
For the Period January 1, 2012 through December 28, 2012 and the Year ended December 31, 2011

	2012	2011
		(unaudited)
Cash flows used in operating activities:
Net loss	$(2,024,228)	$(2,236,145)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	23,957	18,245
Interest accrued on loans payable - related parties	290,392	111,190
Changes in operating assets and liabilities:
Accounts receivable	(77,273)	(9,413)
Costs and estimated earnings in excess of billings on uncompleted contracts	(106,778)	(17,250)
Prepaid expenses	(5,640)	-
Accounts payable	(90,068)	44,024
Accrued rent	(8,635)	70,037
Billings in excess of costs and estimated earnings on uncompleted contracts	(33,794)	48,423
Accrued payroll	142,846	979
Payroll related liabilities	52,999	2,597
Employee benefits payable	(1,074)	17,246
Security deposits	-	(29,530)
Net cash used in operating activities	(1,837,296)	(1,979,597)

Cash flows used in investing activities:
Purchase of property and equipment	-	(85,265)
Net cash used in investing activities	-	(85,265)

Cash flows from financing activities:
Cash investments from members	-	1,000,000
Proceeds from issuance of loans payable, related parties	1,790,000	1,050,000
Net cash provided by financing activities	1,790,000	2,050,000

Net decrease in cash	(47,296)	(14,862)

Cash at beginning of year	70,304	85,166

Cash at end of year	$23,008	$70,304

Supplemental disclosure of cash flow information:

Cash paid for interest	$30	$-

Cash paid for taxes	$-	$-

Non-cash investing and financing activities:

Loans payable - related parties converted to equity:
Loans payable - related parties	$(4,104,841)	$-
Members' equity	$4,104,841	$-

See accompanying notes to financial statements.

ECOLOGICAL, LLC
Notes to Financial Statements
December 28, 2012

Note 1 – Organization

Organization

Ecological, LLC (“Ecological”) was organized as a limited liability company in the State of Delaware on May 30, 2008 to engage in offering consulting services to clients.

The Company is headquartered in New York, New York and provides services to develop and implement sustainable energy action plans for real estate portfolios, buildings, and tenants in order to reduce costs, improve efficiency, achieve regulatory compliance, and increase value.

Pursuant to a previously executed letter of intent, on December 31, 2012, the Company entered into an Asset Purchase Agreement with Ecological Partners, LLC, a wholly owned subsidiary of Premier Alliance Group, Inc., for the sale of substantially all of its assets and liabilities, which was effective at the close of business on that same date.

Note 2 – Summary of significant accounting policies

Basis of presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in The United States of America (“U.S. GAAP”).

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Significant estimates included in these financial statements are revenue recognition on uncompleted contracts and billings in excess of costs and estimated earnings. The revenue recognition estimates are based on the ratio that actual costs incurred to date bear to estimated costs at completion.

Accounts receivable

The Company grants unsecured credit to commercial customers located in the United States. Accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience, customer specific facts and economic conditions. Bad debt expense is included in general and administrative expenses, if any. At December 28, 2012 and December 31, 2011, the allowance for doubtful accounts is $0 and $0, respectively, and amounts written off during the period January 1, 2012 through December 28, 2012 and for the year ended December 31, 2011 were $4,141 and $0, respectively.

Outstanding account balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure to its customers.

Note 2 – Summary of significant accounting policies (Continued)

Property and equipment

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of property and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful lives of 5 years. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the statements of operations. Leasehold improvements are amortized on a straight-line basis over the term of the lease or the estimated useful lives, whichever is shorter.

Impairment of long-lived assets

In accordance with ASC 360, Property, Plant, and Equipment, the Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company determined that there were no impairments of long-lived assets as of December 28, 2012 and December 31, 2011.

Revenue recognition

In accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic ASC 605, Revenue Recognition, contract revenues are recognized using the percentage of completion method in the ratio that costs incurred bear to total estimated costs at completion. Adjustments to contract cost estimates are made in the periods in which the facts which require such revisions become known. Unapproved change orders are not considered as part of the contract until it has been approved by the customer. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. If final total cost is anticipated to exceed the contract amount, the excess of cost over contract amount is immediately recognized as a loss on the contract.

Customer billings and costs and estimated earnings on uncompleted contracts

The Company classifies cumulative customer billings that exceed the sum of total contract costs incurred plus the gross profit earned to date as billings in excess of costs and estimated earnings on uncompleted contracts. Cumulative costs incurred plus estimated gross profit earned to date that exceeds customer billings are classified as costs and estimated earnings in excess of billings on uncompleted contracts. See Note 4, “Costs and estimated earnings on uncompleted contracts,” for further information.

Fair value of financial instruments

ASC 825 "Financial Instruments" codified Statement of Financial Accounting Standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The fair values of all reported assets and liabilities, which represent financial instruments, none of which are held for trading purposes, approximate the carrying values of such amounts.

Note 2 – Summary of significant accounting policies (Continued)

Income taxes

The Company, with the consent of its members, has elected under the Internal Revenue Code to be taxed essentially as a partnership. In lieu of corporation federal income taxes, the members of an LLC are taxed on their proportionate share of the Company’s taxable income. Management has evaluated the effect of the guidance provided by U S Generally Accepted Accounting Principles on Accounting for Uncertainty in Income Taxes.  Management has evaluated all other tax positions that could have a significant effect on the financial statements and determined the Company had no uncertain income tax positions at December 28, 2012 and December 31, 2011.

Effect of recent accounting pronouncements

The Company reviews new accounting standards as issued. No new standards had, or will have upon adoption, any material effect on these financial statements. The accounting pronouncements issued subsequent to the date of these financial statements were evaluated for the potential effect on these financial statements. Management does not believe any of the subsequent pronouncements will have a material effect on these financial statements.

Note 3 -- Concentrations

Concentration of credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable.  The Company places its cash and cash equivalents on deposit with financial institutions in the United States. The Federal Deposit Insurance Corporation (“FDIC”) covers $250,000 for substantially all depository accounts and temporarily provides unlimited coverage for certain qualifying and participating non-interest bearing transaction accounts through December 28, 2012; however, effective January 1, 2013 the FDIC discontinued the additional unlimited coverage.  The Company from time to time may have amounts on deposit in excess of the insured limits.

The Company grants credit to customers.  As a result, the Company’s ability to collect on these trade accounts receivable is directly affected by economic conditions both in the industry and the geographical region of the customer.

The Company’s revenue concentrations among customers which each individually account for greater than 10% of net revenues and trade accounts receivable are as follows:

A summary of the net revenues and trade accounts receivable from these customers as of December 28, 2012 and for the period January 1, 2012 through December 28, 2012 is as follows:

		Trade accounts
	Revenue	receivable

Customer #1	$221,285	$65,185

Note 3 – Concentrations (Continued)

Concentration of credit risk (Continued)

A summary of the net revenues and trade accounts receivable from these customers as of and for the year ended December 31, 2011 are as follows:

		Trade accounts
	Revenue	receivable
	(unaudited)	(unaudited)

Customer #1	$73,978	$19,056

Customer #2	$60,245	$-

Customer #3	$53,835	$-

Note 4 -- Costs and estimated earnings on uncompleted contracts

Costs and estimated earnings on uncompleted contracts as of December 28, 2012 and December 31, 2011 consisted of the following:

	December 28,	December 31,
	2012	2011
		(unaudited)

Costs incurred on uncompleted contracts	$253,603	$26,967

Estimated earnings	275,288	28,396

	528,891	55,363

Less: billings to date	419,492	86,536

	$109,399	$(31,173)

Included in the accompanying consolidated balance sheets at December 28, 2012 and December 31, 2011, costs and estimated earnings on uncompleted contracts consisted of the following:

	December 28,	December 31,
	2012	2011
		(unaudited)

Costs and estimated earnings in excess of billings
on uncompleted contracts	$124,028	$17,250

Billings in excess of costs and estimated earnings
on uncompleted contracts	(14,629)	(48,423)

	$109,399	$(31,173)

As of December 28, 2012 and December 31, 2011, the Company had a backlog of approximately $284,000 and $57,000 (unaudited), respectively.

Note 5 -- Property and equipment, net

Property and equipment at December 28, 2012 and December 31, 2011 consisted of:

	December 28,	December 31,
	2012	2011
		(unaudited)

Equipment	$39,475	$39,475

Furniture and fixtures	80,324	80,324

	119,799	119,799

Less: accumulated depreciation	(53,022)	(29,065)

Property and equipment, net	$66,777	$90,734

Depreciation expense for the period January 1, 2012 through December 28, 2012 and the year ended December 31, 2011 was $23,957 and $18,245 (unaudited), respectively.

During the period January 1, 2012 through December 28, 2012 and the year ended December 31, 2011, there were no disposals of property and equipment.

Note 6 – Related parties

Loans payable – related parties at December 28, 2012 and December 31, 2011 consist of the following:

	December 28,	December 31,
	2012	2011
		(unaudited)

Loans payable to a Member	$-	$541,098

Loans payable to a Member	-	536,102

Loans payable to a Member	-	44,461

Loans payable to a Member	-	902,788

Total loans payable - related parties	$-	$2,024,449

During the year ended December 31, 2011, the Company borrowed a total of $525,000 from a member, through a series of promissory notes.  The promissory notes were payable in annual installments once the Company’s annual Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) had been determined to be at least $3 million and bear interest at ten percent (10%) per annum.  During the year ended December 31, 2011, $16,098 of interest was accrued on the promissory notes resulting in a balance of $541,098 (unaudited).  For the period January 1, 2012 through December 28, 2012, the Company borrowed an additional $955,000 from the member and $101,353 of interest was accrued on the promissory notes.  On December 21, 2012, the entire note balance, including accrued interest, of $1,597,451 was converted to equity per mutual agreement between the member and the Company.

Note 6 – Related parties (Continued)

During the year ended December 31, 2011, the Company borrowed a total of $525,000 from a member through a series of promissory notes.  The promissory notes were payable in annual installments once the Company’s annual Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) had been determined to be at least $3 million and bear interest at ten percent (10%) per annum.  For the year ended December 31, 2011, $11,102 of interest was accrued on the promissory notes resulting in a balance of $536,102 (unaudited).  During the period January 1, 2012 through December 28, 2012, the Company borrowed an additional $835,000 from the member and $97,354 of interest was accrued on the promissory notes.  On December 21, 2012, the entire note balance, including accrued interest, of $1,468,456 was converted to equity per mutual agreement between the member and the Company.

On February 24, 2009, the Company borrowed $39,000 from a member.  The promissory note was payable on demand and bears interest at the short term applicable federal rate as determined by the Internal Revenue Service.  As of December 31, 2010, the note balance was $42,543 (unaudited), including $3,543 of accrued interest.  For the year ended December 31, 2011, $1,918 of interest was accrued on the promissory note resulting in a balance of $44,461 (unaudited).  For the period January 1, 2012 through December 28, 2012, $1,924 of interest was accrued on the promissory note.  On December 21, 2012, the entire note balance, including accrued interest, of $46,385 was converted to equity per mutual agreement between the member and the Company.

As of December 31, 2010, the Company borrowed a total of $705,741 from a member through a series of promissory notes.  The promissory notes were payable on demand and bear interest at ten percent (10%) per annum.  As of December 31, 2010, the note balance was $820,717 (unaudited), including $114,976 of accrued interest.  For the year ended December 31, 2011, $82,072 of interest was accrued on the promissory notes resulting in a balance of $902,788 (unaudited).  During the period January 1, 2012 through December 28, 2012, $89,761 of interest was accrued on the promissory notes.  On December 21, 2012, the entire note balance, including accrued interest, of $992,549 was converted to equity per mutual agreement between the member and the Company.

Note 7 – Members’ equity

The Company has authorized one class of membership units.  Class A units are ownership interests and each member receives a pro-rata share of the earnings (losses) of the Company.  In the event the Board of Managers elects to issue new Class A units, the current members with Class A units have the right to purchase new units on a pro-rata basis. As of December 28, 2012 and December 31, 2011, 141.9 of Class A units were issued and outstanding.

Members’ equity balances consist of the following at December 31, 2011 and December 28, 2012:

	Member 1	Member 2	Member 3	Member 4	Member 5	Total

Cash contribution as of December 31, 2010 (unaudited)	$2,000,000	$750,000	$250,000	$-	$-	$3,000,000

Cash contributions for the year ended December 31, 2011 (unaudited)	-	500,000	500,000	-	-	1,000,000

Balance at December 31, 2011 (unaudited)	2,000,000	1,250,000	750,000	-	-	4,000,000

Conversion of loans payable to equity	-	1,597,451	1,468,456	46,385	992,549	4,104,841

Balance at December 28, 2012	$2,000,000	$2,847,451	$2,218,456	$46,385	$992,549	$8,104,841

During the year ended December 31, 2011, two members each contributed $500,000 to the Company.

On December 21, 2012, four members each agreed to convert their respective entire loan balances to equity (See Note 6 – Related parties).

Note 8 – Commitments and contingencies

Operating leases

The Company has a non-cancelable operating lease on its office space beginning May 1, 2011 that expires on April 30, 2016.  The company also has an operating lease for a copier beginning April 13, 2011 that expires on July 13, 2014.

The office space lease agreement includes escalating rents over the lease term. The Company expenses rent on a straight-line basis over the lease term which commences on the date the Company has the right to control the property. The cumulative expense recognized on a straight-line basis in excess of the cumulative payments is included in Accrued Rent in the accompanying Balance Sheets.

At December 28, 2012, future minimum lease payments under these leases are as follows:

Year Ending December 31,
2013	$189,050
2014	191,827
2015	193,984
2016	65,191

Total minimum future lease payments	$640,052

Rent expense for the period January 1, 2012 through December 28, 2012 and the year ended December 31, 2011 was $175,912 and $117,275 (unaudited), respectively.

Benefit plans

The Company has a 401(k) employee savings plans available to U.S.-based employees. The Company matches a portion of employee contributions. Company matching contributions to the savings plans were $43,097 and $49,091 (unaudited) for the period January 1, 2012 through December 28, 2012 and the year ended December 31, 2011, respectively, and are included in selling, general and administrative expense.

Note 9 – Subsequent events

On December 31, 2012, the Company sold substantially all of its assets and liabilities, which was effective at the close of business on that same date, to Ecological Partners, LLC, a wholly owned subsidiary of Premier Alliance Group, Inc. (“Premier”), pursuant to an asset purchase agreement dated November 15, 2012.  Consideration received consisted  of $2,000,000 in cash and 6,381,059 shares of Premier Common Stock (valued at $0.76 per share, the market price of the stock at the closing date, or $4,849,605), for a total consideration of $6,849,605.

The Company has evaluated subsequent events through the date the financial statements were issued. The Company has determined that there are no other events that warrant disclosure or recognition in the financial statements.